     Exhibit10-1
Gannett Co., Inc.
Gannett Leadership Team Transition Severance Plan
1.Purpose of Plan. The purpose of this Gannett Leadership Team Transition Severance Plan (this “Plan”) is to ensure that employees of Gannett Co., Inc. (the “Company”) and its subsidiaries who are members of the Gannett Leadership Team (“GLT”) and who are designated as participants in the Plan by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) for severance benefits in the event of certain involuntary terminations of employment in connection with the proposed spinoff (the “Spinoff”) of the publishing business of the Company into a separate entity (“SpinCo”).

2.Certain Defined Terms. Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section 2.

(a)“Annual Base Salary” means a Participant’s regular rate of annual base salary as in effect immediately preceding such Participant’s Qualifying Termination.

(b)“Cause” means a termination of a Participant’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination:

(i)embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by a Participant or at his or her direction;

(ii)failure by a Participant to perform adequately the duties of his or her position, as a result of neglect, refusal or other poor performance, that he or she does not remedy within thirty (30) days after receipt of written notice from the Company;

(iii)violation of the Company’s employment policies by a Participant; or

(iv)conviction of, or plea of guilty or nolo contendere by a Participant to a felony or any crime involving moral turpitude.

(c)“Qualifying Termination” means a termination of a Participant’s employment by the Company (other than for Cause) arising in connection with the Spinoff during the Term. Any determination as to whether a termination is a Qualifying Termination shall be made in the reasonable, good faith discretion of the Committee. In no event shall a termination due to a Participant’s death or disability constitute a Qualifying Termination under this Plan. The date of a Qualifying Termination shall be the last day of a Participant’s active employment with the Company, which shall be the date on which a Participant receives written notice from the Company of such termination or such later date as specified in such notice (not to exceed thirty (30) days after the date of delivery of such notice).

(d)“Recent Annual Bonus” means the greater of (i) a Participant’s most recent annual bonus earned immediately prior to the date of termination under the applicable incentive plan of the Company, and (ii) the average of the annual bonuses earned in respect of the three (3) most recently completed fiscal years of the Company immediately prior to the date of termination under the applicable incentive plan of the Company. In determining the Recent Annual Bonus of a Participant who immediately following the Spinoff is employed by SpinCo, any annual bonus that was earned in respect of service with the Company prior to the Spinoff will be included.

(e)“Severance Multiple” means (i) with respect to Participants with less than fifteen (15) Years of Service as of the date of a Qualifying Termination, one (1), and (ii) with respect to Participants with fifteen (15) or more Years of Service as of the date of a Qualifying Termination, one and one-half (1.5).

(f)“Year of Service” means any whole or partial year of service, with the aggregate number of Years of Service for any Participant rounded up for any partial Year of Service. The determination of Years of Service with respect to a Participant who as of immediately following the Spinoff is employed by SpinCo shall include any periods of service with the Company and its subsidiaries.

3.Eligible Employees. This Plan shall apply solely with respect to employees of the Company who are members of the GLT and who are designated by the Committee as participants as set forth on Schedule I (the employees covered by this Plan, the “Participants”). Designation as a Participant shall be effective as of the date of such Committee action (except as otherwise specified on Schedule I).

4.Term of the Plan. This Plan shall be effective during the period (the “Term”) between the date it is approved by the Committee (the “Effective Date”) and the first anniversary of the date on which the distribution effectuating the Spinoff occurs (the “Expiration Date”), provided, that the occurrence of the Expiration Date shall not affect any unsatisfied obligations under this Plan that have arisen prior to the Expiration Date with respect to Participants who have received notice of a Qualifying Termination prior to the Expiration Date.

5.Administration of the Plan. This Plan shall be administered by the Committee. All actions taken and all determinations by the Committee shall be final and binding on all persons claiming any interest in or under this Plan.

6.Amendment or Termination of Plan. Prior to the occurrence of the Spinoff, this Plan may be amended or terminated by a majority of the Board. Following the Spinoff, this Plan may not be amended or terminated prior to the Expiration Date in any respect that adversely affects the rights or benefits of any Participant, without the written consent of an affected Participant. The termination of this Plan on the Expiration Date shall not affect any obligations under this Plan that have arisen prior to the Expiration Date but have not yet been satisfied.

7.Benefits under this Plan. Upon a Qualifying Termination, a Participant shall, subject to the terms and conditions of this Plan including Section 8, be entitled to receive a severance payment (the “Severance Amount”) equal to (a) the Participant’s Severance Multiple, multiplied by (b) the sum of the Participant’s (i) Annual Base Salary and (ii) Recent Annual Bonus. In addition, a Participant shall be paid in accordance with normal payroll practices all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses required to be reimbursed through the date of termination (the “Accrued Obligations”). Notwithstanding the foregoing, in the event that a Participant experiences a Qualifying Termination under circumstances that entitle the Participant to compensation and benefits under the Gannett Co., Inc. Transitional Compensation Plan (the “Transitional Plan”), the Participant shall receive compensation and benefits under the Transitional Plan and not under this Plan.

8.Release Requirement. A Participant shall not be entitled to the Severance Amount unless the Participant has signed and not revoked, within thirty (30) days after the date of such Participant’s Qualifying Termination, a release and covenant agreement substantially in the form attached hereto as Exhibit A (the “Release and Restrictive Covenant Agreement”).

9.Timing and Form of Payment of Severance Amount. Subject to the Release and Restrictive Covenant Agreement becoming effective no later than the thirtieth (30th) day after the date on which a Participant’s Qualifying Termination occurs, the Severance Amount shall be payable in a lump sum on the thirtieth (30th) day after the date of the Participant’s Qualifying Termination.

10.No Mitigation/Offset. A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall any payments hereunder be subject to offset in respect of any claims that the Company may have against a Participant, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned as a result of such Participant’s employment with another employer.

11.Legal Expenses. If, with respect to any alleged failure by the Company to comply with the terms of this Plan, a Participant institutes or responds to legal action to assert or defend the validity of, enforce his or her rights under, or recover damages for breach of the terms of this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement and thereafter the Company is found in a judgment no longer subject to review or appeal to have breached this Plan or, following termination of employment, the Release and Restrictive Covenant Agreement in any material respect, then the Company shall indemnify the Participant for his or her reasonable attorneys’ fees and costs in connection with such legal action.

12.Severability; Waiver. If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable. No waiver by either party of any breach by the other party of any provision or conditions of this Plan shall be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.

13.Employment Status. This Plan does not constitute a contract of employment or impose on a Participant or the Company or its subsidiaries any obligation to retain the Participant as an employee or change the status of such Participant’s employment to anything other than “at will”. The Company reserves the right to terminate a Participant for any or no reason at its convenience.

14.Tax Withholdings. The Company may withhold from any payments due to a Participant hereunder, such amounts as the Company may determine are required to be withheld under applicable federal, state and local tax laws.

15.Section 409A.

(a)General. It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan. Despite any contrary provision of this Plan, any references to termination of employment or date of termination shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

(b)Delay of Payment. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”). If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

(c)Reimbursement and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or, if longer, through the twentieth (20th) anniversary of the Effective Date) or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

16.Successors. This Plan shall be binding upon the successors and assigns of the Company. From and after the Spinoff, without any further action required, SpinCo shall assume all liabilities and obligations with respect to any Participant who becomes an employee of SpinCo as of immediately following the Spinoff. From and after the effective date of the Spinoff, with respect to any Participant who becomes an employee of SpinCo as of immediately following the Spinoff, references to the “Company” shall be references to SpinCo, references to the “Committee” shall be references to the applicable committee of the SpinCo Board of Directors and references to the “Board” shall be references to the SpinCo Board of Directors, in each case, unless the context clearly indicates otherwise.

17.Governing Law. This Plan shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

Exhibit A
Release of Claims and Restrictive Covenant Agreement
This Release of Claims and Restrictive Covenant Agreement (this “Agreement”) is entered into between [___] and Gannett Co., Inc. (the “Company”) in connection with your separation of employment from the Company in accordance with the Gannett Co., Inc. Gannett Leadership Team Transition Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. The parties agree to the following:
1.Date of Termination. Your final day as an employee of the Company is ___________, ____ (the “Date of Termination”).

2.Severance Amount. Provided that you execute this Agreement and that it becomes effective in accordance with paragraph 9 hereof, on ___________, _____, you will receive a lump sum cash payment in the amount of $__________, less legally-required withholdings, payable at such times as provided in the Plan. In addition, regardless of whether you execute this Agreement, you will be entitled to payment of the Accrued Obligations, less legally-required withholdings, payable at such times as provided in the Plan.

3.Release Deadline. You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before _____________, _____. In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, you agree to the terms of this Agreement.

4.Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:

(a)The Release of Claims means that you agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, including following the proposed spinoff of the publishing business of the Company, the entities containing such business (“SpinCo”), and their respective directors, officers, and employees (collectively, the “Company Parties”). This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company. In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the Gannett Retirement Plan, the Gannett Co., Inc. 401(k) Savings Plan, the Gannett Supplemental Retirement Plan and the Gannett Co., Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; or any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the clawback provisions of under any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your restrictive covenant and confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; any claims for which you have no rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”
(b)Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar state and federal laws, including any claims for attorneys’ fees.

(c)By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e)We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company. If, at any time in the future, such a claim is made by you or the Company, or someone acting on behalf of you or the Company, or by some other person or a governmental agency, you and the Company agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(f)This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges with the United States Equal Employment Opportunity

Commission (“EEOC”) or a state fair employment practices (“FEP”) agency, nor from participating in or cooperating with the EEOC or a state FEP agency in any investigation or legal action undertaken by the EEOC or a state FEP agency. However, this Agreement, and the Release of Claims, does mean that you may not collect any monetary damages or receive any other remedies from charges filed with or actions by the EEOC or a state FEP agency.

5.Restrictive Covenants.

(a)You agree that in consideration for the payments under paragraph 2 above, for a period of one (1) year after the Date of Termination (the “Restricted Period”), you will not, without the written consent of the Company, obtain or seek a position with a Competitor (as defined below) in which you will use or are likely to use any confidential information or trade secrets of the Company, or which you would have duties for such Competitor within the United States that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by you for the Company.

(b)You understand and agree that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period, you shall not, directly or indirectly, on your own behalf or on behalf of another person, solicit or induce any employee of the Company to terminate his or her employment relationship with the Company or any affiliate of the Company or to enter into employment with another person or entity. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)For purposes of this paragraph 5, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by [the Company as of the date of this Agreement, including, but not limited to newspapers, non-daily publications, television, radio, cable, digital, Internet, and other news and information services,] and “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services. The parties acknowledge that the Company may from time to time during the term of this Agreement change or increase the line of goods or services it provides, and you agree to amend this Agreement from time to time to include such different or additional goods and services to the definition of “Competitive Services” for purposes of this paragraph 5.

(d)You agree that due to your position of trust and confidence the restrictions contained in this paragraph 5 are reasonable, and the benefits conferred on you in this Agreement are adequate consideration, and since the nature of the Company’s business is national in scope, the geographic restriction herein is reasonable.

(e)You agree that you will not make any statements, oral or written, or cause or allow to be published in your name, or under any other name, any statements, interviews, articles, books, web logs, editorials or commentary (oral or written) that are critical or disparaging of the Company or SpinCo, or any of their operations, or any of their officers, employees or directors. Likewise, the Company and SpinCo, each agree that it will not make, and will use reasonable efforts to ensure that directors and officers of the Company and SpinCo, respectively, do not make, any statements, oral or written, or cause to be published in the Company’s or SpinCo’s name, any statements, interviews, articles, editorials or commentary (oral or written) that are critical or disparaging of you. It is understood that merely because a personal statement is made by a

Company or SpinCo employee does not mean that it is made “in the Company’s name” or “in SpinCo’s name”.

(f)You acknowledge that a breach of this paragraph 5 would cause irreparable injury and damage to the Company and/or SpinCo, as applicable, which could not be reasonably or adequately compensated by money damages, and each of the Company and SpinCo acknowledge that a breach of paragraph 5(e) would cause irreparable injury and damage to you, which could not be reasonably or adequately compensated by money damages. Accordingly, each of you, the Company and SpinCo acknowledge that the remedies of injunction and specific performance shall be available in the event of such a breach, and the non-breaching party shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this paragraph 5 shall be extended for a period of time equal to the duration of any breach or violation thereof.

(g)In the event of your breach of this paragraph 5, in addition to the injunctive relief described above, the Company’s remedy shall include the forfeiture and return to the Company of any payment made to you or on your behalf under paragraph 2 above.

(h)In the event that any provision of this paragraph 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this paragraph 5 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(i)You and the Company agree not to disclose or discuss the existence or the details of this Agreement with anyone other than our respective attorneys, accountants and/or your immediate family members, unless required by law.

6.Mutual Cooperation. You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A). The Company agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.

7.Entire Agreement. You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof. Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

8.Time to Consider; Effectiveness. Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may keep this Agreement for twenty-one (21) days from the date of termination of your employment. You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment. For that reason you acknowledge and agree that the twenty-one (21)-day consideration period identified in this paragraph commenced to run, without any further action by the Company immediately upon your being advised of the termination of your employment. Consequently, if you desire to execute this Agreement, you must do so no later than _______________, ______. Should you accept all the terms by signing this Agreement on or before _____________, _____, you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying ______________ in writing of your revocation. We will provide a courtesy copy to your attorney, if you retain one to represent you. If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out beginning on the day following the seven (7)-day revocation period.

9.Knowing and Voluntary. By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
[Employee]

GANNETT CO., INC.

Date:	By: